Exhibit 10.5

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Service Agreement No. 1429999/4

City of Moscow	27 July 2017

HeadHunter Limited Liability Company, hereinafter referred to as the "Contractor", represented by M.A. Zhukov, its General Director, acting on the basis of the Charter, on the one hand, iRealtor Limited Liability Company, hereinafter referred to as the "Client", represented by M.A. Melnikov, its General Director, acting on the basis of the Charter, on the other hand, jointly referred to as the "Parties", have entered into this agreement (the "Agreement") on the following matters:

1. BASIC DEFINITIONS USED IN THE AGREEMENT

1.1.      For the purposes of this Agreement, the Parties shall use the following definitions:

1.2.      Website means an information resource on the Internet at which the Contractor has the right to place AIMs and which is a set of interconnected webpages united on a thematic basis and intended for publication of information on the Internet.

1.3.      Webpage means an independent component of the website, a separate document on the Internet created in HTML language identified by a unique address (URL) and containing information (text, graphics, audio and video files).

1.4.      Advertising and Information Module (AIM) means information on the Client's immovable properties placed by the Contractor on the vacancy map in the Client's vacancy description on the Website at https://hh.ru and containing a transition code (hypertext link) to the Client's website. Information on the immovable properties shall be transferred via the Client's API system. The types (formats) of AIMs placed by the Contractor for the performance of this Agreement shall be determined by the Contractor independently.

1.5.      Advertising and Information Module Layout means a sample of the Client's advertising and information module ready for posting on the Internet.

1.6.      Click means the performance by an Internet user of the action of navigating to the Client's website from the Contractor's website. The fact of the user's Click is determined by using the Contractor's internal statistics system (banner system). The notion of "Click" may be clarified by the Parties in the Side Letters to this Agreement.

1.7.      Click Execution Parameters means the conditions and procedure for determining the actions of users on the Client's website as Clicks.

Other terms not defined in this clause shall be interpreted in accordance with market practice and the applicable laws of the Russian Federation.

2. SUBJECT MATTER OF THE AGREEMENT

2.1.      Based on the Side Letters to be signed by the Parties, the Contractor undertakes, within the time limits, under the procedure and on the terms and conditions determined by this Agreement and the Side Letters, to provide services to the Client to attract attention to the Client and to promote Clicks by Internet users by placing information on the Client's immovable properties and displaying them on the map in the vacancy description at https://hh.ru.

2.2.      The parameters of the Clicks, the scope and time limits of provision of the services and other material terms and conditions shall be agreed by the Parties in the Side Letters to this Agreement.

2.3.      The Parties have agreed that the accounting of the services under this Agreement, including the accounting of the number of Clicks made by Internet users and statistical processing, shall be performed by the Contractor in its internal banner system: https://adv.hh.ru. The Contractor may provide access to the internal system to the Client upon the Client's request.

3. RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1.     The Contractor undertakes:

3.1.1. Based on and in accordance with a Side Letter, to ensure placement of the Client's AIMs on the map in the vacancy description of the Client on the Website at https://hh.ru in the amount determined by the Contractor at its discretion;

3.1.2. Not to place the Client's AIMs on the webpages containing materials that violate generally accepted standards of decency (erotic and pornographic materials) or call citizens to violence, aggression or actions which violate the law. If the Contractor or the Client discovers a violation of this condition by the administrator (owner) of a website on which the Client's AIMs are posted, the Contractor shall immediately remove the Client's AIMs from such website.

3.1.3. To inform the Client of the non-compliance of the provided advertising materials with the requirements of the laws of the Russian Federation and the established technical requirements of the information resources (websites).

3.1.4. The Contractor shall independently determine the necessity of drawing attention of Internet users and shall draw their attention to the Client's AIMs to provide this Service, and shall be entitled to use both the website http://www.hh.ru and third-party sites for this purpose, without coordinating with the Client.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

3.2.     The Contractor shall have the right to:

3.2.1.   Refuse to place the AIMs if the activity advertised by the AIMs to be placed is contrary to the laws of the Russian Federation, including if it contains any signs of improper advertising and/or clearly does not comply with generally accepted moral and ethical standards; if it harms other visitors to the Website, violates their rights; if the colour scheme and/or design of the AIMs is inconsistent with the Website design; if the AIMs advertise services similar to the services provided by the Contractor.

3.2.2.   Edit the materials provided by the Client without distorting the meaning and content of the materials if they do not comply with the norms of the Russian language, with the prior approval and notification of the Client about such editing.

3.2.3.   Engage third parties to provide services (perform works) under this Agreement, including advertising distributors, while remaining responsible to the Client for the actions of such third parties, including for the non-performance or improper performance of their duties related to the execution of this Agreement.

3.2.4.   The Contractor shall be entitled not to place AIMs if the AIMs do not meet the requirements specified in this Agreement. The Contractor shall notify the Client of the refusal to place AIMs within three days and offer to replace the rejected AIMs or to bring them into compliance with the requirements.

3.2.5.   If the materials of the Client to be included in the AIMs contain advertising of information products subject to classification in accordance with the requirements of Federal Law No. 436-FZ dated 29 December 2010 "On Protection of Children from Information Harmful to Their Health and Development", the Client shall independently determine the category of such information products. If appropriate labelling is missing, the Contractor shall not place such advertising material until the Client provides the appropriate labelling, and in this case the Contractor shall not be liable to the Client for such non-placement.

3.2.6.   If the materials are produced by the Contractor on the instructions of the Client, the Client shall determine and inform the Contractor in an email of the category of the information products advertised in an advertising material based on the requirements of Federal Law No. 436-FZ dated 29 December 2010 "On Protection of Children from Information Harmful to Their Health and Development", and the Contractor shall indicate (include) the category of such information products in an advertising material and/or a banner.

3.2.7.   If any demands, claims and/or lawsuits are brought against the Contractor by third parties due to the lack of and/or incorrect classification of the information products contained in the advertising materials, the Client shall independently resolve such demands, claims and/or lawsuits and compensate all losses of the Contractor arising from them at its own expense.

3.2.8.   If the Contractor is held liable for a violation of the Law on Protection of Children from Information Harmful to Their Health and Development and/or the Law on Advertising due to the lack of and/or incorrect classification of the information products contained in the advertising materials (banners), the Client shall compensate the Contractor all the possible costs incurred (or to be incurred in future), including, but not limited to, fines, court costs, etc.

3.3. The Client undertakes:

3.3.1.   To appoint a responsible authorised representative to resolve the day-to-day issues related to the provision of the services under this Agreement;

3.3.2.   To pay for the Contractor's services on time and in full in accordance with this Agreement;

3.3.3.   To provide the Contractor with all the information and materials required to execute this Agreement on time in compliance with the applicable laws of the Russian Federation.

3.3.4.   To immediately inform the Contractor of all changes related to the previously provided materials and information.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

4. COST OF SERVICES AND PAYMENT PROCEDURE

4.1. The tariffs for the services provided by the Contractor in accordance with this Agreement shall be determined by the Parties in the Side Letters to this Agreement depending on the parameters chosen by the Client and the conditions for making Clicks. The total cost of the Contractor's services for the reporting period shall be fixed in the Services Acceptance Certificate.

Note: A reporting period under this Agreement shall be one (1) calendar month.

4.2. The Client shall pay for the services provided by the Contractor within ten (10) banking days after issuing the relevant payment invoice and the execution of the Services Acceptance Certificate by the Contractor.

4.3. The services provided by the Contractor shall be paid by wire transfer of the funds to the Contractor's settlement account. The payment shall be deemed to have been made on the date of receipt of the funds on the Contractor's settlement account.

4.4. The Client shall indicate the number of the Contractor's invoice on the basis of which the payment is made in the payment order. If the number of the Contractor's invoice is completely or partially missing from the payment order, the Contractor shall have the right to consider that the payment obligation of the Client has not been properly performed (i.e., that the payment has not been made), or to independently identify and account for the payment using its accounting data. If a payment is made on behalf of the Client by a third party authorised by the Client, the Client shall ensure that such authorised person states the name of the Client and that the payment is being made for the Client in the purpose of payment line in the payment order, that such authorised person has all necessary powers to make the payment, and that the authorised person provides full and accurate information about himself and the Client.

4.5. The Services Acceptance Certificates shall be issued by the Contractor on a monthly basis, on the last day of the reporting month, or on the date of completion of the Services, simultaneously with the VAT invoices. A Service Acceptance Certificate shall be signed by the Client within five (5) business days from the date of its delivery. If the Services Acceptance Certificate is not contested by the Client within five (5) business days from the date of its delivery, it shall be deemed to have been signed by the Client, and the Services under such Certificate shall be deemed to have been accepted by the Client.

5. LIABILITY OF THE PARTIES

5.1. The Parties shall be liable for the non-performance or improper performance of their obligations under this Agreement in the manner prescribed by Russian law. The Parties have established that, in case of a breach of their obligations under this Agreement resulting in a loss to one of the Parties, only the actual damage shall be reimbursed.

5.2.   In connection with the use of computer and other equipment, communication channels and/or computer programmes owned by third parties, the Parties agree that the Contractor shall not be liable hereunder for any delays, interruptions, direct and indirect damages or losses occurring due to defects in any electronic or mechanical equipment and/or computer programmes, or due to any other objective technological reasons, as well as due to the actions or omissions of third parties, data transmission or connection problems or power failures not attributable to the Contractor.

5.3.  The Client shall be fully responsible for the compliance of the information it provides for posting with the laws of the Russian Federation. The Client guarantees to the Contractor that it does not perform or promote any activities prohibited by law.

5.4.  The Contractor's liability under this Agreement shall be limited to the cost of its services in the reporting period in which the breach of contractual obligations by the Contractor that caused damage to the Client is acknowledged. Only the actual damage shall be reimbursed. However, the Client has been notified and agrees that the Contractor cannot guarantee the Clicks in the volume required by the Client, as it directly depends on the actions of Internet users.

5.5.  Violation by the Client of the payment conditions and time limits stipulated by this Agreement shall entitle the Contractor to suspend the provision of the Services to the Client until the Client performs its payment obligations and to demand the payment of a penalty by the Client at the rate of 1% of the unpaid services by notifying the Client by email.

6. FORCE MAJEURE

6.1. In case of the occurrence of force majeure circumstances that prevent the performance of the Parties’ mutual obligations under this Agreement, including natural disasters, strikes, governmental restrictions, serious power failures, damage to the server where the advertising and information modules are stored or other circumstances beyond control of the Parties, the performance of this Agreement shall be postponed for the duration of such circumstances.

6.2. If such circumstances persist for more than two months, each Party shall have the right to refuse further performance of its obligations under this Agreement. In this case, the Agreement shall be deemed terminated and neither Party shall be entitled to claim damages from the other Party.

6.3.  A Party that is unable to perform its contractual obligations due to the occurrence of force majeure circumstances shall immediately notify the other Party of their occurrence and termination. Failure to notify of these circumstances shall deprive the Party of the right to refer to them in the event of a breach of its obligations under this Agreement.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

7. TERMS AND CONDITIONS OF CONFIDENTIALITY

7.1.     Any information about the other Party's business activities, new solutions and technical knowledge received by a Party in the course of performance of this Agreement shall be confidential and shall not be disclosed to third parties without the written consent of the other Party.

7.2.     Each of the Parties undertakes not to disclose (make available to any third party, except where third parties are expressly authorised to this information by law) the confidential information of the other Party to which it has gained access upon conclusion and during the performance of its obligations arising out of this Agreement. This obligation shall be performed by the Parties within the validity period of this Agreement and for one year after its termination, unless otherwise agreed.

8. DISPUTE RESOLUTION PROCEDURE

8.1.	If a dispute arises in connection with the performance of this Agreement, the Parties shall apply the pre-trial procedure for settling the dispute. The term for replying to the claim shall be 10 business days from the date of its receipt.

8.2.	If the dispute cannot be resolved through negotiations, it will be referred by the Parties to the Commercial Court of the City of Moscow.

10. TERM OF THE AGREEMENT AND OTHER TERMS AND CONDITIONS

10.1 This Agreement shall come into force after its signing by the Parties.

10.2. This Agreement is concluded for an indefinite term and may be terminated by either Party at any time with notice to the other Party in writing 10 (ten) calendar days prior to the intended date of termination. In case of the termination of this Agreement by any of the Parties, the Contractor shall return the monetary funds paid by the Client to the Contractor under this Agreement less the cost of the Services actually provided as of the date of termination of this Agreement. If this Agreement is terminated by the Client, the Client shall specify in the notice of termination of this Agreement the payment details to be used by the Contractor to make a refund, if at the time of termination of this Agreement the Contractor will be required to make such a refund.

10.3. A notice of termination of this Agreement may be sent: (a) by either Party by post with return receipt requested; (b) by either Party by courier; (c) by the Contractor to the Client's email, if the Contractor has no information about the Client's location. In this case, the Contractor shall be entitled to send a scanned version of such notice signed and sealed by the Contractor's authorised person to the Client's email address specified upon registration, and the Client shall be deemed to have been duly notified.

10.4. This Agreement is made in two counterparts, one for each Party. Both counterparts are identical and have equal legal force.

10.3. The Parties shall notify each other of the fact of accession, reorganisation, liquidation, transfer of rights and obligations to the other party, a change of their details, including a change of the legal form, registration data as a taxpayer (name, Taxpayer Identification Number (INN), Tax Registration Reason Code (KPP)), address and bank details, within 5 (five) business days from the date of change of the relevant data. The notice shall be made in writing, signed by an authorised person of the Party, affixed with the Party’s seal and sent to the other Party by any available means which allows the fact of receipt of such notice by the other Party to be recorded. In the event of the failure to notify or the undue notification of the other Party in accordance with the terms and conditions of this clause, the defaulting Party shall bear the risk of the consequences caused by such failure to notify or undue notification, and if the other Party suffers losses as a result of such failure to notify or undue notification, the defaulting Party shall be liable to compensate the other Party for such losses.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

11. ADDRESSES AND BANK DETAILS OF THE PARTIES

Contractor:

HeadHunter LLC

Registered office: 129085, Moscow, ul. Godovikova, d.9, str. 10

Main State Registration Number (OGRN) 7718620740

Taxpayer Identification Number (INN) 77186220740

Tax Registration Reason Code (KPP) 771701001

Settlement account [***]

Bank [***]

BIC [***]

Correspondent account [***]

General Director

Client:

iRealtor LLC

Registered office: 107023, Moscow, ul. Elektrozavodskaya, d. 27 str.1

Main State Registration Number (OGRN) 1137746481190

Taxpayer Identification Number (INN) 7718935772

Tax Registration Reason Code (KPP) 771801001

Settlement account [***]

Bank [***]

BIC [***]

Correspondent account [***]

General Director

/s/ M.A. Zhukov	/s/ M.A. Melnikov
Seal	Seal

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.***

Side Letter No. 1

to Agreement No. 1429999/4 dated 27 July 2017

City of Moscow	27 July 2017

HeadHunter Limited Liability Company, hereinafter referred to as the "Contractor", represented by M.A. Zhukov, its General Director, acting on the basis of the Charter, on the one hand, and iRealtor Limited Liability Company, hereinafter referred to as the "Client", represented by M.A. Melnikov, its General Director, acting on the basis of the Charter, on the other hand, jointly referred to as the "Parties", have concluded this Side Letter No. 1 to Agreement No. 1429999/4 dated 27 July 2017 (the "Agreement") on the following matters:

User means an Internet user who makes a Click on the Website.

Click means the performance by an Internet user of the action of navigating to the Client's webpage from the immovable properties displayed on the map in the Client's vacancy descriptions.

Quality Click means a User's Click that results in navigation to the Client's webpage from the immovable properties displayed on the map in the Client's vacancy descriptions. The volume of the services provided shall be accounted for by Clicks.

1.	Parameters of Service Provision

#	Click	Service start date	Cost of one Click, including 18% VAT
1	performance by an Internet user of the action at https://hh.ru to navigate to the Client's webpage from the immovable properties displayed on the map in the Client's vacancy descriptions	______________	RUB [***]

2.	The number of Clicks shall be counted in the Contractor's banner system at https://adv.hh.ru/.

3.	The Contractor shall send a monthly free-form report to the Client by email on the 1st day of the month following the placement with screenshots from the Contractor's banner system attached.

4.	The final cost of the services under this Side Letter shall be determined based on the Contractor's statistics reflected in the Report, which shall represent confirmation of the services provided in the reporting month and shall be approved by both Parties in writing in the Services Acceptance Certificate in accordance with the terms and conditions of the Agreement.

5.	The cost of the Contractor's services provided in the reporting period (calendar month) shall be determined in accordance with the following formula: the number of Clicks made by Users in the reporting period multiplied by the cost of one Click, according to the Parameters of Service Provision (clause 1 of this Side Letter).

6.	This Side Letter is made in 2 (two) counterparts having equal legal force, one for each Party, and shall be an integral part of the Agreement.

Contractor: General Director /s/ M.A. Zhukov Seal	Client: General Director /s/ M.A. Melnikov Seal